Pricing Supplement dated February 14, 2001                      Rule 424(b)(3)
(To Prospectus dated January 12, 2000 and                   File No. 333-89659
Prospectus Supplement dated January 12, 2000)

                         TOYOTA MOTOR CREDIT CORPORATION

                        Medium-Term Note - Floating Rate
______________________________________________________________________________

Principal Amount: $100,000,000          Trade Date: February 14, 2001
Issue Price: See "Plan of Distribution" Original Issue Date: February 20, 2001
Initial Interest Rate:  See "Additional Net Proceeds to Issuer: $99,972,000
Terms of the Notes - Interest"          Principal's Discount
Interest Payment Period: Quarterly        or Commission: 0.028%
Stated Maturity Date: February 20, 2003

______________________________________________________________________________

Calculation Agent: Bankers Trust Company
Interest Calculation:
     [X]  Regular Floating Rate Note       [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note              (Fixed Rate Commencement
            (Fixed Interest Rate):                 Date):
     [ ]  Other Floating Rate Note                (Fixed Interest Rate):
            (see attached)

    Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
         [ ]  Eleventh District Cost of Funds Rate     [X]  Federal Funds Rate
         [ ]  LIBOR     [ ]  Treasury Rate          [ ]  Other (see attached)
                   If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                [ ]  Telerate Page: 3750

  Initial Interest Reset Date: February 21, 2001 Spread (+/-): +0.20%
  Interest Rate Reset Period: Daily              Spread Multiplier:  N/A
  Interest Reset Dates: Each Business Day        Maximum Interest Rate: N/A
  Interest Payment Dates: February 20, May 20,   Minimum Interest Rate: N/A
     August 20 and November 20, commencing       Index Maturity: N/A
     May 20, 2001                                Index Currency:  U.S. dollars

Day Count Convention:
    [ ]  30/360 for the period from                    to
    [X]  Actual/360 for the period from February 20, 2001 to February 20, 2003
    [ ]  Other (see attached)                        to

Redemption:
     [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date.
         Initial Redemption Date: N/A
         Initial Redemption Percentage:    N/A
         Annual Redemption Percentage Reduction: N/A

Repayment:
     [X] The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
         Optional Repayment Date(s):
         Repayment Price:    %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

                           ___________________________
                           Credit Suisse First Boston

                             FURTHER AUTHORIZATIONS

          On December 8, 2000, in supplement to the $1,096,060,000 aggregate principal amount(or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of January 12, 2000, TMCC authorized the offer and issuance from time to time of an additional $1,500,000,000 aggregate principal amount of its Medium-Term Notes. Accordingly, notwithstanding anything to the contrary in the Prospectus Supplement dated January 12, 2000 (the "Prospectus Supplement"), the aggregate principal balance of Medium-Term Notes issued prior to the Prospectus Supplement plus those which may be offered from time to time from and after the date of the Prospectus Supplement may equal up to $12,300,000,000 (except that with respect to Medium-Term Notes sold at a discount to face, the initial offering price will be used, and with respect to Medium-Term Notes issued at a premium to face, the face amount shall be used).


                          ADDITIONAL TERMS OF THE NOTES


Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement (the "Notes") will be equal to the Federal Funds Rate on February 16, 2001, plus 0.20%. The Interest Rate with respect to each subsequent Interest Reset Date will be equal to the Federal Funds Rate on the related Interest Determination Date plus 0.20%.

          Notwithstanding anything to the contrary contained in the Prospectus Supplement, the Interest Determination Date with respect to the Notes will be one Business Day preceding each Interest Reset Date.

Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated September 15, 1999 and an Appointment Agreement Confirmation dated February 14, 2001 (collectively, the "Agreement"), between TMCC and Credit Suisse First Boston Corporation ("CSFB"), CSFB, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.972% of their principal amount. CSFB may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by CSFB.

     Under the terms and conditions of the Agreement, CSFB is committed to take and pay for all of the Notes offered hereby if any are taken.

     Affiliates of CSFB have in the past and may in the future engage in general financing and banking transactions with TMCC and its affiliates.